Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	(408) 654-6364
October 22, 2020

NASDAQ: SIVB
SVB FINANCIAL GROUP ANNOUNCES 2020 THIRD QUARTER FINANCIAL RESULTS
Board of Directors declared a quarterly Series A Preferred Stock dividend
SANTA CLARA, Calif. — October 22, 2020 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the third quarter ended September 30, 2020.
Consolidated net income available to common stockholders for the third quarter of 2020 was $441.7 million, or $8.47 per diluted common share, compared to $228.9 million, or $4.42 per diluted common share, for the second quarter of 2020 and $267.3 million, or $5.15 per diluted common share, for the third quarter of 2019. Consolidated net income available to common stockholders for the nine months ended September 30, 2020 was $802.9 million, or $15.46 per diluted common share, compared to $874.0 million, or $16.67 per diluted common share, for the comparable 2019 period.
“We had an exceptional quarter driven by outstanding balance sheet growth, higher core fee income, strong investment banking revenue, solid credit resulting in a reduction of reserves, and outsized equity gains related to client IPO activity," said Greg Becker, President and CEO of SVB Financial Group. "These results reflect the resilience of our markets and our ability to execute effectively. Further, we believe our strong capital and liquidity will enable us to continue supporting our clients throughout this period of economic uncertainty, while investing in our long-term growth and scalability."
Highlights of our third quarter 2020 results (compared to second quarter 2020, unless otherwise noted) included:
•Average loans of $37.3 billion, an increase of $0.8 billion (or 2.2 percent).
•Period-end loans of $38.4 billion, an increase of $1.7 billion (or 4.6 percent).
•Average fixed income investment securities of $32.6 billion, an increase of $6.8 billion (or 26.2 percent).
•Period-end fixed income investment securities of $38.9 billion, an increase of $7.6 billion (or 24.2 percent).
•Average total client funds (on-balance sheet deposits and off-balance sheet client investment funds) increased $24.1 billion (or 13.6 percent) to $201.2 billion.
•Period-end total client funds increased $21.1 billion (or 11.1 percent) to $211.6 billion.
•Net interest income (fully taxable equivalent basis) of $531.7 million, an increase of $14.9 million (or 2.9 percent).
•Provision for credit losses was a net benefit of $52.0 million, compared to a provision of $66.5 million.
•Net loan charge-offs of $24.1 million, or 26 basis points of average total loans (annualized), compared to $11.0 million, or 12 basis points.
•Net gains on investment securities of $189.8 million compared to $34.9 million. Non-GAAP net gains on investment securities, net of noncontrolling interests, were $162.1 million, compared to $20.5 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)
•Net gains on equity warrant assets of $53.8 million, compared to $26.5 million.
•Noninterest income of $547.6 million, an increase of $178.7 million (or 48.5 percent). Non-GAAP core fee income increased $13.8 million (or 10.4 percent) to $146.3 million. Non-GAAP core fee income plus investment banking revenue and commissions decreased $36.2 million (or 12.4 percent) to $254.8 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)
•Included in third quarter 2020 results are revenues related to our investments in BigCommerce Holdings, Inc. ("BigCommerce") comprised of: (i) $108.4 million from unrealized gains on investment securities; (ii) $10.8 million from gains on equity warrant assets; and (iii) $30.0 million in gains included in other noninterest income. See Investment Securities section for details related to BigCommerce activity during the third quarter of 2020.

•Noninterest expense of $491.0 million, an increase of $11.4 million (or 2.4 percent).
•GAAP operating efficiency ratio of 45.66 percent, a decrease of 873 basis points. Non-GAAP core operating efficiency ratio of 56.86 percent, an increase of 116 basis points. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)

Coronavirus Disease 2019 ("COVID-19") Pandemic Update

During the third quarter of 2020, we continued to manage through the COVID-19 pandemic, utilizing our business continuity plans to maintain client service while most of our employees and partners continue to work from home. We continue to support and engage with clients virtually, including the hosting of remote events designed to facilitate our response to the business needs of our clients within the innovation ecosystem. We also continued to successfully administer client support initiatives, such as those which allowed temporary payment deferrals and other relief provided through the Paycheck Protection Program ("PPP"). We continue to provide employees extended benefits, as well as practical support for working at home. Additionally, we continue to commit financial support for local, regional and global activities focused on health security, food security and shelter, and small business owner relief during this unprecedented time.

Third Quarter 2020 Summary

(Dollars in millions, except share data, employees and ratios)	Three months ended					Nine months ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	September 30, 2020	September 30, 2019
Income statement:
Diluted earnings per common share	$8.47	$4.42	$2.55	$5.06	$5.15	$15.46	$16.67
Net income available to common stockholders	441.7	228.9	132.3	262.9	267.3	802.9	874.0
Net interest income	527.7	512.9	524.1	533.7	520.6	1,564.8	1,562.9
(Reduction) provision for credit losses	(52.0)	66.5	243.5	17.4	36.5	257.9	89.0
Noninterest income	547.6	368.8	301.9	313.3	294.0	1,218.4	908.1
Noninterest expense	491.0	479.6	399.6	460.8	391.3	1,370.2	1,140.5
Non-GAAP core fee income (1)	146.3	132.5	168.5	168.1	162.2	447.3	473.8
Non-GAAP core fee income, plus investment banking revenue and commissions (1)	254.8	290.9	231.3	241.8	213.0	777.1	651.6
Non-GAAP noninterest income, net of noncontrolling interests (1)	519.7	354.5	303.8	301.3	279.4	1,178.0	871.6
Non-GAAP noninterest expense, net of noncontrolling interests (1)	490.9	479.5	399.4	460.6	391.2	1,369.9	1,139.8
Fully taxable equivalent:
Net interest income (1) (2)	$531.7	$516.8	$527.5	$536.8	$523.6	$1,576.0	$1,571.7
Net interest margin	2.53%	2.80%	3.12%	3.26%	3.34%	2.79%	3.60%
Balance sheet:
Average total assets	$88,348.4	$78,432.0	$72,407.2	$69,139.0	$65,327.7	$79,760.7	$61,214.1
Average loans, amortized cost	37,318.6	36,512.2	33,660.7	32,008.9	29,822.4	35,835.9	29,211.0
Average available-for-sale securities	20,026.9	12,784.3	13,565.9	12,640.5	10,600.4	15,475.7	8,572.3
Average held-to-maturity securities	12,553.2	13,039.4	13,576.1	14,023.0	14,534.5	13,054.4	14,891.2
Average noninterest-bearing demand deposits	51,543.9	46,086.9	41,336.0	39,627.7	39,146.2	46,341.3	38,499.0
Average interest-bearing deposits	26,136.1	21,829.4	20,472.2	20,549.8	18,088.8	22,824.7	14,832.4
Average total deposits	77,680.0	67,916.4	61,808.2	60,177.5	57,235.0	69,166.1	53,331.3
Average short-term borrowings	15.3	618.1	969.9	18.8	22.0	532.5	186.9
Average long-term debt	843.3	489.6	348.0	651.7	697.1	561.3	696.8
Period-end total assets	96,916.8	85,731.0	75,009.6	71,004.9	68,231.2	96,916.8	68,231.2
Period-end loans, amortized cost	38,413.9	36,727.2	35,968.1	33,164.6	31,064.0	38,413.9	31,064.0
Period-end available-for-sale securities	25,904.3	18,451.9	12,648.1	14,014.9	12,866.9	25,904.3	12,866.9
Period-end held-to-maturity securities	12,982.2	12,858.8	13,574.3	13,842.9	14,407.1	12,982.2	14,407.1
Period-end non-marketable and other equity securities	1,547.4	1,270.6	1,200.6	1,213.8	1,150.1	1,547.4	1,150.1
Period-end noninterest-bearing demand deposits	57,508.2	49,160.9	42,902.2	40,841.6	40,480.6	57,508.2	40,480.6
Period-end interest-bearing deposits	27,264.8	25,344.9	19,009.8	20,916.2	19,062.3	27,264.8	19,062.3
Period-end total deposits	84,773.0	74,505.8	61,912.0	61,757.8	59,542.9	84,773.0	59,542.9
Period-end short-term borrowings	19.1	50.9	3,138.2	17.4	18.9	19.1	18.9
Period-end long-term debt	843.4	843.2	348.1	348.0	697.2	843.4	697.2
Off-balance sheet:
Average client investment funds	$123,563.6	$109,259.4	$103,590.8	$96,643.2	$92,824.9	$112,104.2	$89,963.6
Period-end client investment funds	126,780.9	115,921.0	106,951.7	99,192.6	96,472.3	126,780.9	96,472.3
Total unfunded credit commitments	30,329.8	28,127.2	24,668.3	24,521.9	22,274.4	30,329.8	22,274.4
Earnings ratios:
Return on average assets (annualized) (3)	1.99%	1.17%	0.73%	1.51%	1.62%	1.34%	1.91%
Return on average SVBFG common stockholders’ equity (annualized) (4)	24.19	13.36	8.17	17.03	18.27	15.56	21.16
Asset quality ratios:
Allowance for credit losses for loans as a % of total loans (5)	1.34%	1.61%	1.53%	0.91%	0.97%	1.34%	0.97%
Allowance for credit losses for performing loans as a % of total performing loans (5)	1.17	1.46	1.43	0.78	0.81	1.17	0.81
Gross loan charge-offs as a % of average total loans (annualized) (5)	0.30	0.17	0.44	0.25	0.49	0.30	0.33
Net loan charge-offs as a % of average total loans (annualized) (5)	0.26	0.12	0.35	0.18	0.44	0.24	0.26
Other ratios:

Operating efficiency ratio (6)	45.66%	54.39%	48.37%	54.40%	48.04%	49.23%	46.15%
Non-GAAP core operating efficiency ratio (1)	56.86	55.70	47.71	53.78	48.05	53.41	46.09
Total cost of deposits (annualized) (7)	0.04	0.03	0.24	0.31	0.38	0.10	0.33
SVBFG CET 1 risk-based capital ratio	12.31	12.63	12.35	12.58	12.71	12.31	12.71
Bank CET 1 risk-based capital ratio	10.76	11.08	10.90	11.12	11.48	10.76	11.48
SVBFG total risk-based capital ratio	14.19	14.77	14.45	14.23	13.70	14.19	13.70
Bank total risk-based capital ratio	11.76	12.28	12.04	11.96	12.36	11.76	12.36
SVBFG tier 1 leverage ratio	8.26	8.68	9.00	9.06	8.64	8.26	8.64
Bank tier 1 leverage ratio	6.45	6.91	7.21	7.30	7.48	6.45	7.48
Period-end loans, amortized cost, to deposits ratio	45.31	49.29	58.10	53.70	52.17	45.31	52.17
Average loans, amortized cost, to average deposits ratio	48.04	53.76	54.46	53.19	52.11	51.81	54.77
Book value per common share (8)	$143.91	$134.89	$130.02	$118.67	$114.26	$143.91	$114.26
Other statistics:
Average full-time equivalent ("FTE") employees	4,216	3,855	3,672	3,522	3,413	3,914	3,309
Period-end full-time equivalent ("FTE") employees	4,336	3,984	3,710	3,564	3,460	4,336	3,460

(1)To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of these non-GAAP measures to the most closely related GAAP measures is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”
(2)Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 21.0 percent. The taxable equivalent adjustments were $4.0 million for the quarter ended September 30, 2020, $3.8 million for the quarter ended June 30, 2020, $3.4 million for the quarter ended March 31, 2020, $3.2 million for the quarter ended December 31, 2019 and $3.0 million for the quarter ended September 30, 2019.
(3)Ratio represents annualized consolidated net income available to common stockholders divided by average assets.
(4)Ratio represents annualized consolidated net income available to common stockholders divided by average SVB Financial Group ("SVBFG") common stockholders’ equity.
(5)For the three months ended September 30, 2020, June 30, 2020, and March 31, 2020, and the nine months ended September 30, 2020, loan amounts are disclosed, and ratios are calculated using the amortized cost basis for total loans as a result of the adoption of CECL. Prior period loan amounts are disclosed, and ratios were calculated, using the gross basis in accordance with previous methodology.
(6)Ratio is calculated by dividing noninterest expense by total net interest income plus noninterest income.
(7)Ratio represents annualized total cost of deposits and is calculated by dividing interest expense from deposits by average total deposits.
(8)Book value per common share is calculated by dividing total SVBFG common stockholders’ equity by total outstanding common shares.

Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $531.7 million for the third quarter of 2020, compared to $516.8 million for the second quarter of 2020. The $14.9 million increase from the second quarter of 2020 to the third quarter of 2020 was attributable primarily to the following:

•An increase in interest income from loans of $3.9 million to $369.0 million for the third quarter of 2020 was due primarily to a $6.4 million increase in loan interest reflective of $0.8 billion in average loan growth driven primarily by increased loan utilization and a $3.3 million increase in loan income due to one additional day in the third quarter of 2020 as compared to the second quarter of 2020, partially offset by a $6.0 million decrease from lower gross loan yields.
◦Overall loan yields decreased nine basis points to 3.93 percent, reflective primarily of a shift in the mix of our total loan portfolio into our lower yielding Global Fund Banking (formerly Private Equity/Venture Capital) and private bank loan portfolios as well as lower LIBOR re-pricing rates. Also included in the overall loan yield decrease for the third quarter of 2020 was four basis points attributable to our PPP loan portfolio.
•An increase of $15.5 million in interest income from our fixed income investment securities reflective primarily of a $6.8 billion increase in average fixed income securities, partially offset by a decrease in yields reflective of higher prepayments on mortgage-backed securities resulting in higher premium amortization and lower reinvestment rates for the third quarter of 2020 compared to the second quarter. The overall increase in interest income was partially offset by,
•A $4.8 million increase in interest expense driven primarily by a $2.5 million increase of interest paid on our interest-bearing deposits driven by growth in our average interest-bearing deposits of $4.3 billion and a $2.3 million increase in interest expense on borrowings due to the full quarter impact of interest for our 3.125% Senior Notes issued towards the end of the second quarter of 2020.

Net interest margin, on a fully taxable equivalent basis, was 2.53 percent for the third quarter of 2020, compared to 2.80 percent for the second quarter of 2020. The 27 basis point decrease in our net interest margin was due primarily to a 19 basis point decrease attributable to overall balance sheet growth resulting in a shift in the mix of interest earning assets comprised of a decrease in higher yielding loans and an increase in lower yielding cash and investments as a percentage of total interest earning assets, a seven basis point decrease from lower yields on our fixed income portfolio as discussed above and a one basis point decrease driven by the impact of lower LIBOR rates upon re-pricing of LIBOR-based loans during the third quarter of 2020.
For the third quarter of 2020, approximately 91 percent, or $34.0 billion, of our average loans were variable-rate loans that adjust at prescribed measurement dates. Of our variable-rate loans, approximately 63 percent are tied to prime-lending rates and 37 percent are tied to LIBOR.
Investment Securities

Our investment securities portfolio is comprised of: (i) our available-for-sale ("AFS") and held-to-maturity ("HTM") securities portfolios, each consisting of fixed income investments which are managed to earn an appropriate portfolio yield over the long-term while maintaining sufficient liquidity and addressing our asset/liability management objectives; and (ii) our non-marketable and other equity securities portfolio, which represents investments managed as part of our funds management business as well as public equity securities held as a result of equity warrant assets exercised. Our total average fixed income investment securities portfolio increased $6.8 billion, or 26.2 percent, to $32.6 billion for the quarter ended September 30, 2020. Our total period-end fixed income investment securities portfolio increased $7.6 billion, or 24.2 percent, to $38.9 billion at September 30, 2020. The weighted-average duration of our fixed income investment securities portfolio was 4.1 years at September 30, 2020 and 3.4 years at June 30, 2020. Our period-end non-marketable and other equity securities portfolio increased $0.3 billion to $1.5 billion ($1.4 billion net of noncontrolling interests) at September 30, 2020.

Available-for-Sale Securities

Average AFS securities were $20.0 billion for the third quarter of 2020 compared to $12.8 billion for the second quarter of 2020. Period-end AFS securities were $25.9 billion at September 30, 2020 compared to $18.5 billion at June 30, 2020. The increases in average and period-end AFS security balances from the second quarter of 2020 to the third quarter of 2020 was driven by purchases of $8.5 billion of AFS securities during the quarter, offset by paydowns and maturities of $1.1 billion. The weighted-average duration of our AFS securities portfolio was 4.2 years at September 30, 2020 and 3.6 years at June 30, 2020.

Held-to-Maturity Securities

Average HTM securities were $12.6 billion for the third quarter of 2020, compared to $13.0 billion for the second quarter of 2020. Period-end HTM securities were $13.0 billion at September 30, 2020 compared to $12.9 billion at June 30, 2020. The decrease in average, and marginal increase in period-end, HTM security balances from the second quarter of 2020 to the third quarter of 2020 was reflective primarily of $1.3 billion in portfolio paydowns and maturities, partially offset by purchases $1.4 billion during the end of the third quarter. The weighted-average duration of our HTM securities portfolio was 3.8 years at September 30, 2020 and 3.2 years at June 30, 2020.

Non-Marketable and Other Equity Securities

Our non-marketable and other equity securities portfolio increased $276.8 million to $1.5 billion ($1.4 billion net of noncontrolling interests) at September 30, 2020, compared to $1.3 billion ($1.1 billion net of noncontrolling interests) at June 30, 2020. The increase was attributable primarily to the increase in other equity securities in public companies of $184.0 million, driven by BigCommerce, as well as $54.0 million increase in venture capital and private equity fund investments driven by an increase in valuations, and $27.8 million of net new investments within our qualified housing projects portfolio. Reconciliations of our non-GAAP non-marketable and other equity securities, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures."

Investment in BigCommerce Holdings, Inc.

As of September 30, 2020 we held approximately 2.8 million shares of common stock in BigCommerce comprised of: (i) common stock issued pursuant to our exercise of certain warrants ("Warrant Shares"), and (ii) common stock acquired through debt conversion. With respect to these securities and transactions, during the three months ending

September 30, 2020, we recognized a $30.0 million gain upon the exercise and conversion of the convertible debt option (included in other noninterest income), a $10.8 million warrant gain from the exercise and conversion of our warrants, and a $108.4 million unrealized investment gain on the quarter-end valuation of equity shares at a price of $83.30.
Gains (or losses) related to our equity securities in public companies such as BigCommerce are based on valuation changes or the sale of any securities, and are subject to such companies' stock price, which are subject to market conditions and various other factors. Additionally, the public equity investment expected gains and losses, and the extent to which such gains (or losses) will become realized is subject to a variety of factors, including among other factors, changes in prevailing market prices and the timing of any sales of securities, which are subject to our securities sales and governance process as well as certain sales restrictions (e.g. lock-up agreements). The lock-up agreement for common stock shares held in BigCommerce is scheduled to expire during February 2021.

Loans

Average loans increased by $0.8 billion to $37.3 billion for the third quarter of 2020, compared to $36.5 billion for the second quarter of 2020. Period-end loans increased by $1.7 billion to $38.4 billion at September 30, 2020, compared to $36.7 billion at June 30, 2020. Average and period-end loan growth came primarily from our Global Fund Banking (formerly Private Equity/Venture Capital) and our Private Bank portfolios.
Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million increased to $19.9 billion or 51.8 percent of total loans at September 30, 2020, as compared to $18.8 billion or 51.2 percent of total loans at June 30, 2020. Further details are provided under the section “Loan Concentrations."

Credit Quality
The following table provides a summary of our allowance for credit losses for loans, unfunded credit commitments and for HTM securities:

	Three months ended			Nine months ended
(Dollars in thousands, except ratios)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Allowance for credit losses for loans, beginning balance	$589,828	$548,963	$301,888	$304,924	$280,903
Day one impact of adopting CECL	—	—	—	25,464	—
(Reduction) provision for loans	(54,106)	51,899	35,985	246,694	80,954
Gross loan charge-offs	(28,449)	(15,055)	(36,820)	(80,400)	(72,255)
Loan recoveries	4,354	4,073	3,888	16,182	15,133
Foreign currency translation adjustments	1,331	(52)	(531)	94	(325)
Allowance for credit losses for loans, ending balance	$512,958	$589,828	$304,410	$512,958	$304,410
Allowance for credit losses for unfunded credit commitments, beginning balance	99,294	84,690	62,664	67,656	55,183
Day one impact of adopting CECL	—	—	—	22,826	—
Provision for unfunded credit commitments	2,019	14,590	551	11,132	8,079
Foreign currency translation adjustments	202	14	(107)	(99)	(154)
Allowance for credit losses for unfunded credit commitments, ending balance (1)	$101,515	$99,294	$63,108	$101,515	$63,108
Allowance for credit losses for HTM securities, beginning balance	222	230	—	—	—
Day one impact of adopting CECL	—	—	—	174	—
Provision for (reduction) HTM securities	69	(8)	—	117	—
Allowance for credit losses for HTM securities, ending balance (2)	$291	$222	$—	$291	$—
Ratios and other information:
(Reduction) provision for loans as a percentage of period-end total loans (annualized) (3)	(0.56)%	0.57%	0.46%	0.86%	0.35%
Gross loan charge-offs as a percentage of average total loans (annualized) (3)	0.30	0.17	0.49	0.30	0.33
Net loan charge-offs as a percentage of average total loans (annualized) (3)	0.26	0.12	0.44	0.24	0.26
Allowance for credit losses for loans as a percentage of period-end total loans (3)	1.34	1.61	0.97	1.34	0.97
(Reduction) provision for credit losses	$(52,018)	$66,481	$36,536	$257,943	$89,033
Period-end total loans (3)	38,413,891	36,727,222	31,229,003	38,413,891	31,229,003
Average total loans (3)	37,318,600	36,512,159	29,979,522	35,835,927	29,373,264
Allowance for credit losses for nonaccrual loans	64,479	54,383	53,728	64,479	53,728
Nonaccrual loans (3)	105,711	94,326	104,045	105,711	104,045

(1)The “allowance for credit losses for unfunded credit commitments” is included as a component of “other liabilities.”
(2)The "allowance for credit losses for HTM securities" is included as a component of HTM securities and presented net in our consolidated financial statements.
(3)For the three months ended September 30, 2020 and June 30, 2020, and the nine months ended September 30, 2020, loan amounts are disclosed, and ratios are calculated, using the amortized cost basis as a result of the adoption of CECL. Prior period loan amounts are disclosed, and ratios are calculated, using the gross basis in accordance with previous methodology.

Our allowance for credit losses for loans decreased $76.8 million to $513.0 million at September 30, 2020, compared to $589.8 million at June 30, 2020. The $76.8 decrease was due primarily to a decrease of $82.4 million related to the reduction of expected credit losses for our performing loan reserves reflective of improved economic scenarios in our forecast models as well as strong credit performance from our Private Bank portfolio segment and a $4.6 million decrease related to changes in loan composition within our portfolio segments, partially offset by an increase of $10.1 million in reserves for nonaccrual loans. As a percentage of total loans, our allowance for credit losses for loans decreased 27 basis points to 1.34 percent at September 30, 2020, compared to 1.61 percent at June 30, 2020. The 27 basis point decrease, due primarily to the factors described above, was driven by a 29 basis point decrease for our performing loans reserve as a percentage of total loans, partially offset by a 2 basis point increase for our nonaccrual individually assessed loans.
The net benefit to our provision for credit losses was $52.0 million for the third quarter of 2020, consisting primarily of the following:
•A reduction of our credit loss estimate for loans of $54.1 million, driven primarily by an $82.4 million reduction in reserves for our performing loans reflective of improved economic scenarios in our forecast models as well as strong credit performance from our Private Bank portfolio segment, a $4.6 million decrease related to changes in loan composition within our portfolio segments and $4.4 million of recoveries. These decreases were partially offset by $23.3 million for net new nonaccrual loans and $15.2 million for charge-offs not specifically reserved for at June 30, 2020; and
•A provision for credit losses for unfunded credit commitments of $2.0 million, driven primarily by the forecast models of the current economic environment as well as changes in the unfunded credit commitments composition within our portfolio segments.

Gross loan charge-offs were $28.4 million for the third quarter of 2020, of which $15.2 million was not specifically reserved for at June 30, 2020. Gross loan charge-offs were primarily driven by $23.5 million charge-offs for our Investor Dependent clients.
Nonaccrual loans were $105.7 million at September 30, 2020, compared to $94.3 million at June 30, 2020. Our nonaccrual loan balance increased $11.4 million primarily driven by new nonaccrual loans of $70.0 million, partially offset by $38.7 million in repayments and $19.9 million in charge-offs. New nonaccrual loans were primarily driven by $45.1 million for four Investor Dependent clients. Repayments were primarily driven by clients in our Balance Sheet Dependent and Investor Dependent loan portfolios. Nonaccrual loans as a percentage of total loans increased to 0.28 percent for the third quarter of 2020 compared to 0.26 percent for the second quarter of 2020.
The allowance for credit losses for nonaccrual loans increased $10.1 million to $64.5 million in the third quarter of 2020. The increase was due primarily to $35.9 million in reserves for new nonaccrual loans as noted above, partially offset by $16.3 million in charge-offs and $9.5 million in repayments. New nonaccrual reserves were primarily driven by reserves of $21.9 million for three Investor Dependent clients and $4.4 million for one Cash Flow Dependent client. Charge-offs were primarily driven by clients in our Investor Dependent loan portfolio.
Client Funds
Our total client funds consist of both on-balance sheet deposits and off-balance sheet client investment funds. The following tables provide a summary of our average and period-end deposits and client investment funds:

Average Total Client Funds (1)

	Average balances for the
	Three months ended			Nine months ended
(Dollars in millions)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Interest-bearing deposits	$26,136	$21,829	$18,089	$22,825	$14,832
Noninterest bearing demand deposits	51,544	46,087	39,146	46,341	38,499
Total average deposits	$77,680	$67,916	$57,235	$69,166	$53,331

Sweep money market funds	$54,495	$47,561	$40,321	$48,367	$40,048
Client investment assets under management (2)	59,338	51,801	42,834	53,928	40,969
Repurchase agreements	9,731	9,897	9,670	9,809	8,947
Total average client investment funds	$123,564	$109,259	$92,825	$112,104	$89,964

Period-end Total Client Funds (1)

	Period-end balances at
(Dollars in millions)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Interest-bearing deposits	$27,265	$25,345	$19,010	$20,916	$19,062
Noninterest-bearing demand deposits	57,508	49,161	42,902	40,842	40,481
Total period-end deposits	$84,773	$74,506	$61,912	$61,758	$59,543

Sweep money market funds	$56,395	$49,388	$44,833	$43,226	$42,022
Client investment assets under management (2)	60,773	56,023	51,020	46,904	44,886
Repurchase agreements	9,613	10,510	11,099	9,062	9,564
Total period-end client investment funds	$126,781	$115,921	$106,952	$99,192	$96,472

(1)Off-Balance sheet client investment funds are maintained at third-party financial institutions.
(2)These funds represent investments in third-party money market mutual funds and fixed income securities managed by SVB Asset Management.

The increases in our average and period-end total client funds from the second quarter of 2020 to the third quarter of 2020 reflect growth in both on-balance sheet deposits and off-balance sheet client investments. The primary contributors of this growth came from our life science/healthcare and technology portfolios driven by strong public and private fundraising activity as well as from clients conserving cash.
In addition, during the third quarter, we saw growth in our average on-balance sheet deposits across all portfolios, driven primarily by strong public and private fundraising as well as from clients conserving cash. The growth was split between interest-bearing and noninterest-bearing deposits.
Noninterest Income
Noninterest income was $547.6 million for the third quarter of 2020, compared to $368.8 million for the second quarter of 2020. Non-GAAP noninterest income, net of noncontrolling interests, was $519.7 million for the third quarter of 2020, compared to $354.5 million for the second quarter of 2020. (See reconciliations of non-GAAP measures used under the section "Use of Non-GAAP Financial Measures.")
The increase was attributable primarily to increased gains on investment securities, equity warrant assets and other noninterest income driven by BigCommerce loan conversion options activity, partially offset by lower investment banking revenue. Items impacting noninterest income for the third quarter of 2020 were as follows:

Net gains on investment securities
Net gains on investment securities were $189.8 million for the third quarter of 2020, compared to $34.9 million for the second quarter of 2020. The following tables provide a summary of non-GAAP net gains (losses) on investment securities, net of noncontrolling interests, for the three months ended September 30, 2020 and June 30, 2020, respectively:

	Three months ended September 30, 2020
(Dollars in thousands)	Managed Funds of Funds	Managed Direct Venture Funds	Public Equity Securities	Sales of AFS Debt Securities	Debt Funds	Strategic and Other Investments	SVB Leerink	Total
GAAP gains on investment securities, net	$42,885	$14,775	$108,417	$—	$15	$18,426	$5,319	$189,837
Less: income attributable to noncontrolling interests, including carried interest allocation	19,832	7,492	—	—	—	—	461	27,785
Non-GAAP gains on investment securities, net of noncontrolling interests	$23,053	$7,283	$108,417	$—	$15	$18,426	$4,858	$162,052

	Three months ended June 30, 2020
(Dollars in thousands)	Managed Funds of Funds	Managed Direct Venture Funds	Public Equity Securities	Sales of AFS Debt Securities	Debt Funds	Strategic and Other Investments	SVB Leerink	Total
GAAP gains (losses) on investment securities, net	$13,347	$14,743	$8,533	$—	$94	$(4,919)	$3,070	$34,868
Less: income (loss) attributable to noncontrolling interests, including carried interest allocation	6,818	7,576	—	—	—	—	(66)	14,328
Non-GAAP gains (losses) on investment securities, net of noncontrolling interests	$6,529	$7,167	$8,533	$—	$94	$(4,919)	$3,136	$20,540

Non-GAAP net gains, net of noncontrolling interests, of $162.1 million for the third quarter of 2020 were driven by the following:
•Gains of $108.4 million from our public equity securities investments, driven primarily by our previously announced investments in BigCommerce, which completed its IPO in August 2020,
•Gains of $23.1 million from our managed funds of funds portfolio related primarily to unrealized valuation gains, and
•Gains of $18.4 million from our strategic and other investments, primarily driven by net valuation increase in our strategic venture capital funds.

Net gains on equity warrant assets
The following table provides a summary of our net gains on equity warrant assets:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Equity warrant assets:
Gains on exercises, net	$23,940	$9,435	$30,047	$59,370	$90,357
Terminations	(361)	(439)	(481)	(1,332)	(2,931)
Changes in fair value, net	30,187	17,510	7,995	35,629	19,787
Total net gains on equity warrant assets	$53,766	$26,506	$37,561	$93,667	$107,213
Net gains on equity warrant assets for the third quarter of 2020 were attributable to $30.2 million of net valuation increases from our private company portfolio and net gains from exercises of $23.9 million driven by strong gains from IPO and M&A activity, which included $10.8 million from our exercised warrant positions in BigCommerce.
At September 30, 2020, we held warrants in 2,503 companies with a total fair value of $202.2 million. Warrants in 28 companies each had fair values greater than $1.0 million and collectively represented $83.0 million, or 41.1 percent, of the fair value of the total warrant portfolio at September 30, 2020.
The gains (or losses) from investment securities from our non-marketable and other equity securities portfolio as well as our equity warrant assets resulting from changes in valuations (fair values) are currently unrealized, and the extent to which such gains (or losses) will become realized is subject to a variety of factors, including, among other things, performance of the underlying portfolio companies, investor demand for IPOs, fluctuations in the underlying valuation of these companies, levels of M&A activity and legal and contractual restrictions on our ability to sell the underlying securities.
Non-GAAP core fee income plus investment banking revenue and commissions
The following table provides a summary of our non-GAAP core fee income:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Non-GAAP core fee income:
Client investment fees	$31,914	$31,885	$46,679	$107,192	$136,905
Foreign exchange fees	43,881	36,256	40,309	127,642	116,863
Credit card fees	22,756	21,288	30,158	72,348	86,431
Deposit service charges	22,015	20,511	22,482	67,115	65,496
Lending related fees	13,562	11,164	11,707	37,851	36,857
Letters of credit and standby letters of credit fees	12,192	11,421	10,842	35,155	31,205
Total Non-GAAP core fee income	$146,320	$132,525	$162,177	$447,303	$473,757
Investment banking revenue	92,181	141,503	38,516	280,551	137,005
Commissions	16,257	16,918	12,275	49,197	40,812
Total Non-GAAP core fee income plus investment banking revenue and commissions	$254,758	$290,946	$212,968	$777,051	$651,574

Non-GAAP core fee income increased from the second quarter of 2020 to the third quarter of 2020 reflective of an increase in foreign exchange fees, lending related fees, and deposit service charges. Foreign exchange fees increased $7.6 million driven by increased trade volumes driven primarily by private equity deal activity coupled with increased hedging activity. Lending related fees increased $2.4 million due to increases in fees earned from unused lines of credit and syndication fee income. Deposit service charges increased due to strong deposit growth and higher transaction volumes.
Non-GAAP core fee income plus investment banking revenue and commissions decreased from the second quarter of 2020 to the third quarter of 2020 reflective of SVB Leerink's robust performance in the second quarter of 2020. Investment banking revenue was $92.2 million, driven by $89.5 million from public equity capital raising for the third quarter of 2020.
Reconciliations of our non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP core fee income and non-GAAP core fee income plus investment banking revenue and commissions are provided under the section “Use of Non-GAAP Financial Measures.”
Noninterest Expense

Noninterest expense was $491.0 million for the third quarter of 2020, compared to $479.6 million for the second quarter of 2020. The increase of $11.4 million in noninterest expense consisted primarily of an increase in our compensation and benefits expense and professional services expense in the third quarter of 2020 compared to the second quarter of 2020.
The following table provides a summary of our compensation and benefits expense:

	Three months ended			Nine months ended
(Dollars in thousands, except employees)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Compensation and benefits:
Salaries and wages	$135,705	$124,525	$109,473	$375,844	$316,472
Incentive compensation plans	103,898	120,529	59,602	291,101	200,483
Other employee incentives and benefits (1)	87,766	74,743	64,765	235,807	198,118
Total compensation and benefits	$327,369	$319,797	$233,840	$902,752	$715,073
Period-end full-time equivalent employees	4,336	3,984	3,460	4,336	3,460
Average full-time equivalent employees	4,216	3,855	3,413	3,914	3,309

(1)Other employee incentives and benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), ESOP, warrant incentive and retention plans, agency fees and other employee-related expenses.
The $7.6 million increase in total compensation and benefits expense consists primarily of the following:
•An increase of $13.0 million in other employee incentives and benefits expense attributable primarily to incentive and benefits expenses related to BigCommerce transactions, an increase in warrant incentive plan expense due to higher warrant gains on equity warrant assets in the third quarter of 2020 compared to the second quarter and an increase in ESOP expense primarily driven by an increase in our 2020 full-year projected financial performance, and
•An increase of $11.2 million in salaries and wages expense reflective primarily of an increase in the number of average full-time equivalent employees ("FTE") by 361 to 4,216 FTEs, driven by strong hiring for in-sourcing, product development and revenue growth, as well as one additional working day of the third quarter of 2020 as compared to the second quarter of 2020, partially offset by,
•A decrease of $16.6 million in incentive compensation plans expense attributable primarily to a decrease in SVB Leerink incentive compensation expense reflective of SVB Leerink's robust performance in the second quarter of 2020, partially offset by an increase in our incentive accruals as a result of our 2020 full-year projected financial performance.
Included in total compensation and benefits expense is $6.7 million in compensation and benefits expenses related to BigCommerce transactions.
Professional services expense increased $3.4 million, due primarily to increased consulting fees during the third quarter of 2020 reflective of our ongoing global digital banking and infrastructure initiatives.
Our operating efficiency ratio for the third quarter of 2020 was 45.66 percent compared to 54.39 percent for the second quarter. The improvement in our operating efficiency ratio was reflective of the decrease in noninterest expense as a percentage of total revenue for the third quarter as revenues in the amount of $149.2 million, on a pre-tax basis, generated from the BigCommerce activity noted above were significantly larger than the $6.7 million of expenses incurred associated with those transactions.
Income Tax Expense
Our effective tax rate was 26.7 percent for the third quarter of 2020, compared to 27.3 percent for the second quarter of 2020. Our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and net income attributable to noncontrolling interests. The decrease in our effective tax rate was primarily due to an increase in excess tax benefits received from stock compensation expense reflective primarily of a higher number of stock options exercised during the third quarter as compared to the second quarter.
Noncontrolling Interests
Included in net income is income and expense related to noncontrolling interests. The relevant amounts allocated to investors in our consolidated subsidiaries, other than us, are reflected under “Net Income Attributable to Noncontrolling Interests” in our statements of income. The following table provides a summary of net income attributable to noncontrolling interests:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net interest income (1)	$—	$(5)	$(14)	$(26)	$(41)
Noninterest income (1)	(8,620)	(5,904)	(4,910)	(12,033)	(19,586)
Noninterest expense (1)	114	130	145	384	692
Carried interest allocation (2)	(19,242)	(8,481)	(9,658)	(28,360)	(16,966)
Net income attributable to noncontrolling interests	$(27,748)	$(14,260)	$(14,437)	$(40,035)	$(35,901)

(1)Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.
(2)Represents the preferred allocation of income (or change in income) earned by us as the general partner of certain consolidated funds.

Net income attributable to noncontrolling interests of $27.7 million for the third quarter of 2020 was primarily driven by net gains on investment securities (including carried interest allocation) from our managed funds of funds and our managed direct venture funds portfolios.
SVBFG Stockholders’ Equity
Total SVBFG stockholders’ equity increased by $0.5 billion to $7.8 billion at September 30, 2020, compared to $7.3 billion at June 30, 2020, due primarily to net income available to common stockholders.
Preferred Stock
On August 17, 2020, SVB Financial Group paid a quarterly cash dividend of $13.125 per share on the Company’s 5.250% fixed-rate non-cumulative perpetual Series A Preferred Stock, liquidation amount $1,000 per share, which are represented by depositary shares (NASDAQ: SIVBP), each representing a 1/40th interest in a share of preferred stock, with a total dividend paid of $4.6 million.
On October 22, 2020, the Company's Board of Directors declared a quarterly cash dividend of $13.125 per share (representing $0.328125 per depositary share) on the Series A Preferred Stock. The dividend is payable on November 16, 2020 to holders of record at the close of business on November 2, 2020.
Stock Repurchase Program
During the three months ended September 30, 2020 and June 30, 2020, we did not repurchase any shares in connection with our stock repurchase program. At September 30, 2020, $290.0 million remains available to repurchase under the stock repurchase program. Our stock repurchase program remains on pause and expires on October 29, 2020.
Capital Ratios
September 30, 2020 Preliminary Results
Our risk-based capital ratios, tier 1 capital ratios and leverage ratios decreased for both SVB Financial and Silicon Valley Bank as of September 30, 2020, compared to June 30, 2020. The decrease in capital ratios is primarily driven by increases in our risk-weighted, and average, assets, partially offset by net income. The increases in risk-weighted assets was driven by increases in our loan and fixed income portfolios. The increase in average assets was driven by increases in fixed income investments and cash and cash equivalents, as well as loan growth.
All of our reported capital ratios remain above the levels considered to be “well capitalized” under applicable banking regulations. See the "SVB Financial and Bank Capital Ratios" section, at the end of this release, for details.

Financial Outlook and Preliminary 2021 Outlook for Selected Items
Our outlook for the fourth quarter of the year ending December 31, 2020 and our preliminary outlook for selected items for the year ending December 31, 2021, is provided below on a GAAP basis, unless otherwise noted, and does not include assumptions about any further Federal Funds or LIBOR rate changes during that period. The outlook and the underlying assumptions presented are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, including risks and uncertainties related to the COVID-19 pandemic, which are discussed below under the section “Forward-Looking Statements.” Actual results may differ. (For additional information about our financial outlook, please refer to Q3 2020 Earnings Highlights Slides. See "Additional Information" below.)

Current Outlook for Fourth Quarter of the Year Ended December 31, 2020 (as of October 22, 2020)
Average loan balances	Between $39 billion and $40 billion
Average deposit balances	Between $83 billion and $85 billion
Net interest income (1)	Between $555 million and $570 million
Net interest margin (1)	Between 2.45% and 2.55%
Core fee income (client investment fees, foreign exchange fees, credit card fees, deposit service charges, lending related fees and letters of credit fees) (2)	Between $130 million and $140 million
Noninterest expense (3) (4) (5)	Between $525 million and $535 million
Effective tax rate (6)	Between 27% and 28%

Preliminary 2021 Outlook for Selected Items

Our preliminary full year 2021 outlook for selected items provided below is based on various management assumptions, including: (a) no changes in the Federal Reserve or LIBOR rates, and (b) no material deterioration in the overall economy. For the full year ending December 31, 2021, compared to our full year ending December 31, 2020, expected results, we currently expect the following:

◦average loan balance growth in the high single to low double digits,
◦average deposit balance growth in the high teens to low twenties,
◦net interest income(1) growth in the high single digits,
◦net interest margin(1) between 2.45% and 2.55%,
◦core fee income(2) comparable to 2020
◦noninterest expense(3)(4) (excluding expenses related to noncontrolling interests) growth in the low to mid- single digits, and
◦effective tax rate(6) between 27% to 28%

Our 2021 outlook is preliminary and subject to change.

(1)Our outlook for net interest income and net interest margin is based primarily on management's current forecast of average deposit and loan balances and deployment of surplus cash into investment securities. Such forecasts are subject to change, and actual results may differ, based on market conditions, the COVID-19 pandemic and its effects on the economic and business environments in which we operate, actual prepayment rates and other factors described under the section "Forward-Looking Statements" below.
(2)Core fee income is a non-GAAP measure, which represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP core fee income to GAAP noninterest income for the fourth quarter of the year ending December 31, 2020 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure. (Core fee does not include investment banking revenues and commissions.)
(3)Noninterest expense (excluding expenses related to noncontrolling interests) is a non-GAAP measure, which represents noninterest expense, but excludes expenses attributable to noncontrolling interests. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP noninterest expense (excluding expenses related to noncontrolling interests) to GAAP noninterest expense for the fourth quarter of the year ending December 31, 2020 and 2021 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure.
(4)Our outlook for noninterest expense is partly based on management's current forecast of performance-based incentive compensation expenses. Such forecasts are subject to change, and actual results may differ, based on our performance relative to our internal performance targets.
(5)Our outlook for noninterest expense for the fourth quarter of the year ending December 31, 2020 includes an estimated $20.0 million donation of net fees (net of costs incurred) received from the PPP.

(6)Our outlook for our effective tax rate is based on management's current assumptions with respect to, among other things, SVB Financial Group's earnings, state income tax levels, tax deductions and estimated performance-based compensation activity.
Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In addition, forward-looking statements generally can be identified by the use of such words as “becoming,” “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “assume,” “seek,” “expect,” “plan,” “intend,” the negative of such words or comparable terminology. In this release, including our CEO's statement and in the section “Financial Outlook and Preliminary 2021 Outlook for Selected Items,” we make forward-looking statements discussing management’s expectations for 2020 and 2021 about, among other things, economic conditions; the continuing and potential effects of the COVID-19 pandemic; opportunities in the market; the outlook on our clients' performance; our financial, credit, and business performance, including loan growth, loan mix and loan yields; deposit growth; expense levels; our expected effective tax rate; accounting impact; and financial results (and the components of such results).

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we have based these expectations on our current beliefs as well as our assumptions, and such expectations may not prove to be correct. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside our control. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements. Important factors that could cause our actual results and financial condition to differ from the expectations stated in the forward-looking statements include, among others:
•market and economic conditions (including the general condition of the capital and equity markets, and IPO, M&A and financing activity levels) and the associated impact on us (including effects on client demand for our commercial and investment banking and other financial services, as well as on the valuations of our investments);
•the COVID-19 pandemic and its effects on the economic and business environments in which we operate;
•the impact of the upcoming U.S. elections on the economic environment, capital markets and regulatory landscape, including monetary, tax and other trade policies;
•changes in the volume and credit quality of our loans as well as volatility of our levels of nonperforming assets and charge-offs;
•the impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios;
•changes in the levels of our loans, deposits and client investment fund balances;
•changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets;
•variations from our expectations as to factors impacting our cost structure;
•changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity;
•variations from our expectations as to factors impacting the timing and level of employee share-based transactions;
•unfavorable resolution of legal proceedings/claims or regulatory/governmental actions;
•variations from our expectations as to factors impacting our estimate of our full-year effective tax rate;
•changes in applicable accounting standards and tax laws; and
•regulatory or legal changes or their impact on us.
The operating and economic environment during the third quarter continued to be impacted by the COVID-19 pandemic, which has created economic and financial disruptions that have adversely affected, and may continue to adversely affect, our business, operations, financial performance and prospects. Even after the COVID-19 pandemic subsides, it is possible that the U.S. and other major economies experience or continue to experience a prolonged recession, which could materially and adversely affect our business, operations, financial performance and prospects. Statements about the effects of the COVID-19 pandemic on our business, operations, financial performance and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties and us.

For additional information about these and other factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including under the caption "Risk Factors" in our most recent Annual Report filed on Form 10-K and our Quarterly Report filed on Form 10-Q for the second quarter of 2020. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call
On Thursday, October 22, 2020, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the quarter ended September 30, 2020. The conference call can be accessed by dialing (888) 771-4371 or (847) 585-4405 and entering the confirmation number "49939888". A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the audio webcast will also be available on www.svb.com for 12 months beginning on October 22, 2020.

Additional Information
For additional information about our business, financial results for the third quarter 2020 and financial outlook, please refer to our Q3 2020 Financial Highlights Slides and Q3 2020 CEO Letter, which are available on the Investor Relations section of our website at www.svb.com. These materials should be read together with this release, and includes important supplemental information including key considerations that may impact our financial outlook for the remainder of 2020.

About SVB Financial Group

For more than 35 years, SVB Financial Group (NASDAQ: SIVB) and its subsidiaries have helped innovative companies and their investors move bold ideas forward, fast. SVB Financial Group’s businesses, including Silicon Valley Bank, offer commercial, investment and private banking, asset management, private wealth management, brokerage and investment services and funds management services to companies in the technology, life science and healthcare, private equity and venture capital and premium wine industries. Headquartered in Santa Clara, California, SVB Financial Group operates in centers of innovation around the world. Learn more at www.svb.com.

SVB Financial Group is the holding company for all business units and groups © 2020 SVB Financial Group. All rights reserved. SVB, SVB FINANCIAL GROUP, SILICON VALLEY BANK, SVB LEERINK, MAKE NEXT HAPPEN NOW and the chevron device are trademarks of SVB Financial Group, used under license. Silicon Valley Bank is a member of the FDIC and the Federal Reserve System. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended			Nine months ended
(Dollars in thousands, except share data)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Interest income:
Loans	$368,981	$365,110	$394,246	$1,116,660	$1,202,467
Investment securities:
Taxable	156,517	141,547	149,656	452,449	410,768
Non-taxable	14,912	14,464	11,123	42,200	32,991
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	2,717	2,402	28,867	22,743	74,447
Total interest income	543,127	523,523	583,892	1,634,052	1,720,673
Interest expense:
Deposits	8,218	5,694	55,106	51,310	130,163
Borrowings	7,169	4,902	8,142	17,938	27,577
Total interest expense	15,387	10,596	63,248	69,248	157,740
Net interest income	527,740	512,927	520,644	1,564,804	1,562,933
(Reduction) provision for credit losses	(52,018)	66,481	36,536	257,943	89,033
Net interest income after provision for credit losses	579,758	446,446	484,108	1,306,861	1,473,900
Noninterest income:
Gains on investment securities, net	189,837	34,868	29,849	270,760	106,575
Gains on equity warrant assets, net	53,766	26,506	37,561	93,667	107,213
Client investment fees	31,914	31,885	46,679	107,192	136,905
Foreign exchange fees	43,881	36,256	40,309	127,642	116,863
Credit card fees	22,756	21,288	30,158	72,348	86,431
Deposit service charges	22,015	20,511	22,482	67,115	65,496
Lending related fees	13,562	11,164	11,707	37,851	36,857
Letters of credit and standby letters of credit fees	12,192	11,421	10,842	35,155	31,205
Investment banking revenue	92,181	141,503	38,516	280,551	137,005
Commissions	16,257	16,918	12,275	49,197	40,812
Other	49,222	16,528	13,631	76,887	42,773
Total noninterest income	547,583	368,848	294,009	1,218,365	908,135
Noninterest expense:
Compensation and benefits	327,369	319,797	233,840	902,752	715,073
Professional services	67,215	63,828	55,202	169,748	133,018
Premises and equipment	30,772	27,708	26,775	85,420	72,386
Net occupancy	18,965	18,845	16,981	56,156	49,716
Business development and travel	2,214	2,992	19,539	19,277	51,915
FDIC and state assessments	6,933	6,819	4,881	18,986	13,343
Other	37,553	39,647	34,106	117,903	105,059
Total noninterest expense	491,021	479,636	391,324	1,370,242	1,140,510
Income before income tax expense	636,320	335,658	386,793	1,154,984	1,241,525
Income tax expense	162,265	87,869	105,075	299,491	331,624
Net income before noncontrolling interests and dividends	474,055	247,789	281,718	855,493	909,901
Net income attributable to noncontrolling interests	(27,748)	(14,260)	(14,437)	(40,035)	(35,901)
Preferred stock dividends	(4,594)	(4,594)	—	(12,557)	—
Net income available to common stockholders	$441,713	$228,935	$267,281	$802,901	$874,000
Earnings per common share—basic	$8.53	$4.44	$5.19	$15.55	$16.80
Earnings per common share—diluted	8.47	4.42	5.15	15.46	16.67
Weighted average common shares outstanding—basic	51,773,181	51,581,237	51,544,807	51,640,112	52,025,112
Weighted average common shares outstanding—diluted	52,146,660	51,794,833	51,858,470	51,950,734	52,430,806

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except par value and share data)	September 30, 2020	June 30, 2020	September 30, 2019
Assets:
Cash and cash equivalents	$15,687,776	$14,202,106	$6,946,196
Available-for-sale securities, at fair value (cost $25,237,540, $17,800,589 and $12,699,542, respectively)	25,904,324	18,451,913	12,866,857
Held-to-maturity securities, at amortized cost and net of allowance for credit losses of $291, $222 and $0 (fair value of $13,612,463, $13,541,461, and $14,698,802), respectively (1)	12,982,223	12,858,823	14,407,078
Non-marketable and other equity securities	1,547,363	1,270,578	1,150,094
Investment securities	40,433,910	32,581,314	28,424,029
Loans, amortized cost	38,413,891	36,727,222	31,063,994
Allowance for credit losses: loans	(512,958)	(589,828)	(304,410)
Net loans	37,900,933	36,137,394	30,759,584
Premises and equipment, net of accumulated depreciation and amortization	173,477	169,313	146,713
Goodwill	137,823	137,823	137,823
Other intangible assets, net	45,380	46,726	52,288
Lease right-of-use assets	220,493	215,319	178,532
Accrued interest receivable and other assets	2,316,979	2,240,990	1,586,068
Total assets	$96,916,771	$85,730,985	$68,231,233
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$57,508,229	$49,160,880	$40,480,610
Interest-bearing deposits	27,264,791	25,344,884	19,062,264
Total deposits	84,773,020	74,505,764	59,542,874
Short-term borrowings	19,068	50,924	18,898
Lease liabilities	246,652	239,357	192,543
Other liabilities	3,067,221	2,623,407	1,731,222
Long-term debt	843,430	843,220	697,227
Total liabilities	88,949,391	78,262,672	62,182,764
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; 350,000 shares, 350,000 shares and no shares issued and outstanding, respectively	340,138	340,138	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 51,787,972 shares, 51,740,714 shares, and 51,555,831 shares issued and outstanding, respectively	52	52	52
Additional paid-in capital	1,548,918	1,522,728	1,441,730
Retained earnings	5,283,433	4,841,720	4,312,745
Accumulated other comprehensive income	620,394	614,735	136,153
Total SVBFG stockholders’ equity	7,792,935	7,319,373	5,890,680
Noncontrolling interests	174,445	148,940	157,789
Total equity	7,967,380	7,468,313	6,048,469
Total liabilities and total equity	$96,916,771	$85,730,985	$68,231,233

(1)     Prior to our adoption of Accounting Standard Update (ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments) on January 1, 2020, the allowance for credit losses (ACL) related to held-to-maturity (HTM) securities was not applicable and is therefore presented as $0 at September 30, 2019.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	September 30, 2020			June 30, 2020			September 30, 2019
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$13,817,353	$2,717	0.08%	$11,919,819	$2,402	0.08%	$7,193,195	$28,867	1.59%
Investment securities: (2)
Available-for-sale securities:
Taxable	20,026,864	87,792	1.74	12,784,271	69,251	2.18	10,600,449	62,121	2.32
Held-to-maturity securities:
Taxable	10,286,332	68,725	2.66	10,886,944	72,296	2.67	12,922,438	87,535	2.69
Non-taxable (3)	2,266,864	18,876	3.31	2,152,486	18,308	3.42	1,612,067	14,080	3.47
Total loans, amortized cost (4) (5)	37,318,600	368,981	3.93	36,512,159	365,110	4.02	29,822,426	394,246	5.24
Total interest-earning assets	83,716,013	547,091	2.60	74,255,679	527,367	2.85	62,150,575	586,849	3.74
Cash and due from banks	1,162,156			894,412			590,391
Allowance for credit losses: loans	(610,212)			(560,650)			(308,609)
Other assets (6)	4,080,409			3,842,561			2,895,391
Total assets	$88,348,366			$78,432,002			$65,327,748
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$4,297,874	$3,038	0.28%	$2,175,316	$1,650	0.31%	$470,601	$102	0.09%
Money market deposits	19,829,441	4,594	0.09	17,530,821	3,571	0.08	15,805,507	49,169	1.23
Money market deposits in foreign offices	261,903	21	0.03	290,992	26	0.04	115,590	12	0.04
Time deposits	380,560	459	0.48	186,894	347	0.75	157,218	590	1.49
Sweep deposits in foreign offices	1,366,335	106	0.03	1,645,410	100	0.02	1,539,869	5,233	1.35
Total interest-bearing deposits	26,136,113	8,218	0.13	21,829,433	5,694	0.10	18,088,785	55,106	1.21
Short-term borrowings	15,335	4	0.10	618,099	591	0.38	22,045	119	2.14
3.125% Senior Notes	495,095	4,012	3.22	141,509	1,159	3.29	—	—	—
3.50% Senior Notes	348,197	3,153	3.60	348,107	3,152	3.64	347,841	3,150	3.59
5.375% Senior Notes	—	—	—	—	—	—	349,216	4,873	5.54
Total interest-bearing liabilities	26,994,740	15,387	0.23	22,937,148	10,596	0.19	18,807,887	63,248	1.33
Portion of noninterest-bearing funding sources	56,721,273			51,318,531			43,342,688
Total funding sources	83,716,013	15,387	0.07	74,255,679	10,596	0.05	62,150,575	63,248	0.40
Noninterest-bearing funding sources:
Demand deposits	51,543,903			46,086,948			39,146,184
Other liabilities	2,055,599			2,024,098			1,417,659
Preferred stock	340,138			340,138			—
SVBFG common stockholders’ equity	7,265,863			6,893,986			5,802,907
Noncontrolling interests	148,123			149,684			153,111
Portion used to fund interest-earning assets	(56,721,273)			(51,318,531)			(43,342,688)
Total liabilities and total equity	$88,348,366			$78,432,002			$65,327,748
Net interest income and margin		$531,704	2.53%		$516,771	2.80%		$523,601	3.34%
Total deposits	$77,680,016			$67,916,381			$57,234,969
Average SVBFG common stockholders’ equity as a percentage of average assets			8.22%			8.79%			8.88%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(3,964)			(3,844)			(2,957)
Net interest income, as reported		$527,740			$512,927			$520,644

(1)Includes average interest-earning deposits in other financial institutions of $1.0 billion, $0.9 billion and $1.1 billion; and $11.3 billion, $10.0 billion and $5.1 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate, for the quarters ended September 30, 2020, June 30, 2020 and September 30, 2019, respectively.
(2)Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income or loss.
(3)Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 21.0 percent for all periods presented.
(4)Nonaccrual loans are reflected in the average balances of loans.
(5)Interest income includes loan fees of $49.5 million, $49.6 million and $39.4 million for the quarters ended September 30, 2020, June 30, 2020 and September 30, 2019, respectively.
(6)Average investment securities of $2.1 billion, $1.9 billion and $1.2 billion for the quarters ended September 30, 2020, June 30, 2020 and September 30, 2019, respectively, were classified as other assets as they are noninterest-earning assets. These investments consist primarily of non-marketable and other equity securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Nine months ended
	September 30, 2020			September 30, 2019
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$11,025,519	$22,743	0.28%	$5,696,501	$74,447	1.75%
Investment securities: (2)
Available-for-sale securities:
Taxable	15,475,686	234,066	2.02	8,572,314	142,891	2.23
Held-to-maturity securities:
Taxable	10,947,145	218,383	2.66	13,305,424	267,877	2.69
Non-taxable (3)	2,107,248	53,418	3.39	1,585,734	41,760	3.52
Total loans, amortized cost (4) (5)	35,835,927	1,116,660	4.16	29,210,960	1,202,467	5.50
Total interest-earning assets	75,391,525	1,645,270	2.91	58,370,933	1,729,442	3.96
Cash and due from banks	952,118			553,523
Allowance for credit losses for loans	(499,962)			(303,154)
Other assets (6)	3,916,969			2,592,830
Total assets	$79,760,650			$61,214,132
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$2,347,019	$4,796	0.27%	$491,663	$318	0.09%
Money market deposits	18,330,106	41,178	0.30	12,540,843	112,249	1.20
Money market deposits in foreign offices	272,940	71	0.03	142,053	43	0.04
Time deposits	244,099	1,235	0.68	94,934	790	1.11
Sweep deposits in foreign offices	1,630,565	4,030	0.33	1,562,880	16,763	1.43
Total interest-bearing deposits	22,824,729	51,310	0.30	14,832,373	130,163	1.17
Short-term borrowings	532,549	3,310	0.83	186,930	3,519	2.52
3.125% Senior Notes	213,234	5,171	3.24	—	—	—
3.50% Senior Notes	348,108	9,457	3.63	347,756	9,447	3.63
5.375% Senior Notes	—	—	—	349,050	14,611	5.60
Total interest-bearing liabilities	23,918,620	69,248	0.39	15,716,109	157,740	1.34
Portion of noninterest-bearing funding sources	51,472,905			42,654,824
Total funding sources	75,391,525	69,248	0.12	58,370,933	157,740	0.36
Noninterest-bearing funding sources:
Demand deposits	46,341,335			38,498,971
Other liabilities	2,118,690			1,327,040
Preferred stock	340,148			—
SVBFG common stockholders’ equity	6,892,301			5,523,196
Noncontrolling interests	149,556			148,816
Portion used to fund interest-earning assets	(51,472,905)			(42,654,824)
Total liabilities and total equity	$79,760,650			$61,214,132
Net interest income and margin		$1,576,022	2.79%		$1,571,702	3.60%
Total deposits	$69,166,064			$53,331,344
Average SVBFG stockholders’ equity as a percentage of average assets			8.64%			9.02%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(11,218)			(8,769)
Net interest income, as reported		$1,564,804			$1,562,933

(1)Includes average interest-earning deposits in other financial institutions of $0.9 billion for both the nine months ended September 30, 2020 and 2019. The balance also includes $8.9 billion and $3.9 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate for the nine months ended September 30, 2020 and 2019, respectively.
(2)Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income or loss.
(3)Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 21.0 percent for all periods presented.
(4)Nonaccrual loans are reflected in the average balances of loans.
(5)Interest income includes loan fees of $135.8 million and $120.2 million for the nine months ended September 30, 2020 and 2019, respectively.
(6)Average investment securities of $1.9 billion and $1.1 billion for the nine months ended September 30, 2020 and 2019, respectively, were classified as other assets as they are noninterest-earning assets. These investments consisted primarily of non-marketable and other equity securities.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Nine months ended
(Shares in thousands)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Weighted average common shares outstanding—basic	51,773	51,581	51,545	51,640	52,025
Effect of dilutive securities:
Stock options and employee stock purchase plan	142	114	203	147	238
Restricted stock units	232	100	110	164	168
Total effect of dilutive securities	374	214	313	311	406
Weighted average common shares outstanding—diluted	52,147	51,795	51,858	51,951	52,431
SVB Financial and Bank Capital Ratios(1)

	September 30, 2020	June 30, 2020	September 30, 2019
SVB Financial:
CET 1 risk-based capital ratio (2)	12.31%	12.63%	12.71%
Tier 1 risk-based capital ratio (2)	13.25	13.62	12.86
Total risk-based capital ratio (2)	14.19	14.77	13.70
Tier 1 leverage ratio (2)	8.26	8.68	8.64
Tangible common equity to tangible assets ratio (3)	7.52	7.94	8.38
Tangible common equity to risk-weighted assets ratio (3)	13.28	13.68	13.04
Silicon Valley Bank:
CET 1 risk-based capital ratio (2)	10.76%	11.08%	11.48%
Tier 1 risk-based capital ratio (2)	10.76	11.08	11.48
Total risk-based capital ratio (2)	11.76	12.28	12.36
Tier 1 leverage ratio (2)	6.45	6.91	7.48
Tangible common equity to tangible assets ratio (3)	6.42	6.91	7.36
Tangible common equity to risk-weighted assets ratio (3)	11.80	12.17	11.82

(1)Regulatory capital ratios as of September 30, 2020 are preliminary.
(2)Capital ratios include regulatory capital phase-in of the allowance for credit losses under the 2020 CECL Interim Final Rule ("IFR") for periods beginning June 30, 2020.
(3)These are non-GAAP measures. A reconciliation of non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loan Concentrations
Further details on our new risk-based segment presentation of our loan concentrations due to the adoption of CECL are provided under the section "Credit Quality." Prior period amounts were reclassified for comparability.

(Dollars in thousands, except ratios and client data)	September 30, 2020	June 30, 2020	September 30, 2019
Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million
Global fund banking	$14,475,324	$13,127,556	$11,888,311
Investor dependent
Early stage	62,556	144,069	73,510
Mid stage	290,057	217,315	128,517
Later stage	562,503	588,468	587,175
Total investor dependent	915,116	949,852	789,202
Cash flow dependent
Sponsor led buyout	1,480,124	1,511,279	1,497,983
Other	1,706,994	1,933,916	1,342,835
Total cash flow dependent	3,187,118	3,445,195	2,840,818
Private Bank (1)	236,884	163,914	181,011
Balance sheet dependent	791,394	749,743	511,347
Premium wine (1)	286,151	242,509	199,898
Other (1)	—	124,955	44,039
Total loans individually equal to or greater than $20 million	$19,891,987	$18,803,724	$16,454,626
Loans (individually or in the aggregate) to any single client, less than $20 million
Global fund banking	$5,117,141	$4,781,519	$4,396,899
Investor dependent
Early stage	2,299,918	2,599,633	1,564,222
Mid stage	1,634,037	1,526,758	1,047,266
Later stage	1,546,909	1,396,271	1,217,916
Total investor dependent	5,480,864	5,522,662	3,829,404
Cash flow dependent
Sponsor led buyout	591,770	555,888	628,530
Other	1,301,807	1,250,515	686,723
Total cash flow dependent	1,893,577	1,806,403	1,315,253
Private Bank (1)	4,188,981	3,652,599	3,350,133
Balance sheet dependent	956,802	991,624	733,082
Premium wine (1)	828,153	825,192	785,340
Other (1)	56,386	343,499	364,266
Total loans individually less than $20 million	$18,521,904	$17,923,498	$14,774,377
Total loans, amortized cost (2) (3)	$38,413,891	$36,727,222	$31,229,003
Loans individually equal to or greater than $20 million as a percentage of total loans	51.8%	51.2%	52.7%
Total clients with loans individually equal to or greater than $20 million	433	425	388
Loans individually equal to or greater than $20 million on nonaccrual status	$45,844	$21,672	$37,294

(1)As of September 30, 2020, certain loans previously reported as Other have been reclassified to our Private Bank and Premium Wine portfolio segments as a result of enhanced portfolio characteristics definitions for our portfolio segments. Reclassified amounts for our Private Bank and Premium Wine portfolio segments amount to approximately $350 million and $50 million, respectively.
(2)Included in total loans at amortized cost is approximately $1.8 billion PPP loans for both September 30, 2020 and June 30, 2020. The PPP loans consist of loans from all risk-based segments.
(3)As of September 30, 2020 and June 30, 2020, loan amounts are disclosed using the amortized cost basis as a result of the adoption of CECL. Prior period loan amounts are disclosed using the gross basis.

Credit Quality

(Dollars in thousands, except ratios)	September 30, 2020	June 30, 2020	September 30, 2019
Nonaccrual, past due and restructured loans:
Nonaccrual loans	$105,711	$94,326	$104,045
Loans past due 90 days or more still accruing interest	—	76	864
Total nonperforming loans (1)	105,711	94,402	104,909
OREO and other foreclosed assets	1,179	—	—
Total nonperforming assets	$106,890	$94,402	$104,909
Nonperforming loans as a percentage of total loans	0.28%	0.26%	0.34%
Nonperforming assets as a percentage of total assets	0.11	0.11	0.15
Allowance for credit losses for loans	$512,958	$589,828	$304,410
As a percentage of total loans	1.34%	1.61%	0.97%
As a percentage of total nonperforming loans	485.25	624.80	290.17
Allowance for credit losses for nonaccrual loans	$64,479	$54,383	$53,728
As a percentage of total loans	0.17%	0.15%	0.17%
As a percentage of total nonperforming loans	61.00	57.61	51.21
Allowance for credit losses for total performing loans	$448,479	$535,445	$250,682
As a percentage of total loans	1.17%	1.46%	0.80%
As a percentage of total performing loans	1.17	1.46	0.81
Total loans (1)	$38,413,891	$36,727,222	$31,229,003
Total performing loans	38,308,180	36,632,820	31,124,094
Allowance for credit losses for unfunded credit commitments (2)	101,515	99,294	63,108
As a percentage of total unfunded credit commitments	0.33%	0.35%	0.28%
Total unfunded credit commitments (3)	$30,329,796	$28,127,229	$22,274,418

(1)For the quarters ended September 30, 2020 and June 30, 2020, loan amounts are disclosed, and ratios are calculated, using the amortized cost basis as a result of the adoption of CECL. Prior period loan amounts are disclosed, and ratios calculated, using the gross basis in accordance with previous methodology.
(2)The “allowance for credit losses for unfunded credit commitments” is included as a component of “other liabilities.”
(3)Includes unfunded loan commitments and letters of credit.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP core fee income, non-GAAP core fee income plus investment banking revenue and commissions, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP non-marketable and other equity securities, non-GAAP noninterest expense and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

Additionally, from time to time, we may make reference to the non-GAAP financial metric of Core EPS in our earnings call and other investor presentations. Non-GAAP Core EPS consists of our net income available to common stockholders less gains or losses on investment securities, equity warrant assets and income and expenses related to SVB Leerink, net of tax, divided by our diluted weighted average common shares outstanding. Our management believes this measure to be a useful assessment of our performance as it relates to our core business because it excludes certain financial items where performance is typically subject to market or other conditions beyond our control. A reconciliation of Core EPS to the closest corresponding GAAP measure is not available with respect to future goals due to our inability to provide a quantitative reconciliation to such measure.
In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:
•Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of certain SVB Capital funds. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders/certain financial line items include only the portion of income or loss related to our ownership interest.
In addition, in this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from calculations that are otherwise required under GAAP, including:

•Non-GAAP core fee income plus investment banking revenue and commissions — This measure represents noninterest income but excludes certain line items where performance is typically subject to market or other conditions beyond our control. We do not provide our outlook for the expected full year results for these excluded items, which include net gains or losses on investment securities, net gains or losses on equity warrant assets and other noninterest income items.

•Non-GAAP core fee income — This measure represents noninterest income but excludes certain line items where performance is typically subject to market or other conditions beyond our control, as well as our investment banking revenue and commissions, and includes client investment fees, foreign exchange fees, credit card fees, deposit service charges, lending related fees and letters of credit and standby letters of credit fees. We do not provide our outlook for the expected full year results for these excluded items, which include net gains or losses on investment securities, net gains or losses on equity warrant assets, investment banking revenue, commissions and other noninterest income items.

•Non-GAAP core operating efficiency ratio — This ratio excludes income and expenses related to SVB Leerink and certain financial items where performance is typically subject to market or other conditions beyond our control. It is calculated by dividing noninterest expense after adjusting for noninterest expense attributable to SVB Leerink by total revenue after adjusting for net interest income attributable to SVB Leerink, net gains or losses on investment securities and equity warrant assets, investment banking revenue and commissions. Additionally, noninterest expense and total revenue are adjusted for income or losses and expenses attributable to noncontrolling interests and adjustments to net interest income for a taxable equivalent basis. This ratio is used by management to evaluate the operating efficiency of our core banking business.

•Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements and are used by management to evaluate the adequacy of our capital levels. Risk-based capital guidelines require a minimum level of capital as a percentage of risk-weighted assets. Risk-weighted assets are calculated by assigning assets and off-balance sheet items to broad risk categories. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles, if any.

	Three months ended					Nine months ended
Non-GAAP core fee income plus investment banking revenue and commissions and non-GAAP core fee income (Dollars in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	September 30, 2020	September 30, 2019
GAAP noninterest income	$547,583	$368,848	$301,934	$313,344	$294,009	$1,218,365	$908,135
Less: gains on investment securities, net	189,837	34,868	46,055	28,095	29,849	270,760	106,575
Less: net gains on equity warrant assets	53,766	26,506	13,395	30,865	37,561	93,667	107,213
Less: other noninterest income	49,222	16,528	11,137	12,597	13,631	76,887	42,773
Non-GAAP core fee income plus investment banking revenue and commissions	$254,758	$290,946	$231,347	$241,787	$212,968	$777,051	$651,574
Less: investment banking revenue	92,181	141,503	46,867	58,172	38,516	280,551	137,005
Less: commissions	16,257	16,918	16,022	15,534	12,275	49,197	40,812
Non-GAAP core fee income	$146,320	$132,525	$168,458	$168,081	$162,177	$447,303	$473,757

	Three months ended					Nine months ended
Non-GAAP net gains on investment securities, net of noncontrolling interests (Dollars in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	September 30, 2020	September 30, 2019
GAAP net gains on investment securities	$189,837	$34,868	$46,055	$28,095	$29,849	$270,760	$106,575
Less: income (loss) attributable to noncontrolling interests, including carried interest allocation	27,785	14,328	(1,535)	11,827	14,640	40,578	36,674
Non-GAAP net gains on investment securities, net of noncontrolling interests	$162,052	$20,540	$47,590	$16,268	$15,209	$230,182	$69,901

	Three months ended					Nine months ended
Non-GAAP core operating efficiency ratio (Dollars in thousands, except ratios)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	September 30, 2020	September 30, 2019
GAAP noninterest expense	$491,021	$479,636	$399,585	$460,752	$391,324	$1,370,242	$1,140,510
Less: expense attributable to noncontrolling interests	114	130	140	143	145	384	692
Non-GAAP noninterest expense, net of noncontrolling interests	490,907	479,506	399,445	460,609	391,179	1,369,858	1,139,818
Less: expense attributable to SVB Leerink	77,567	108,650	62,037	75,002	55,200	248,254	177,675
Non-GAAP noninterest expense, net of noncontrolling interests and SVB Leerink	$413,340	$370,856	$337,408	$385,607	$335,979	$1,121,604	$962,143

GAAP net interest income	$527,740	$512,927	$524,137	$533,668	$520,644	$1,564,804	$1,562,933
Adjustments for taxable equivalent basis	3,964	3,844	3,409	3,180	2,957	11,218	8,769
Non-GAAP taxable equivalent net interest income	531,704	516,771	527,546	536,848	523,601	1,576,022	1,571,702
Less: income attributable to noncontrolling interests	—	5	21	31	14	26	41
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	531,704	516,766	527,525	536,817	523,587	1,575,996	1,571,661
Less: net interest income (expense) attributable to SVB Leerink	175	(3)	201	291	277	373	961
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests and SVB Leerink	$531,529	$516,769	$527,324	$536,526	$523,310	$1,575,623	$1,570,700

GAAP noninterest income	$547,583	$368,848	$301,934	$313,344	$294,009	$1,218,365	$908,135
Less: income (loss) attributable to noncontrolling interests, including carried interest allocation	27,862	14,385	(1,854)	12,072	14,568	40,393	36,552
Non-GAAP noninterest income, net of noncontrolling interests	519,721	354,463	303,788	301,272	279,441	1,177,972	871,583
Less: Non-GAAP net gains on investment securities, net of noncontrolling interests	162,052	20,540	47,590	16,268	15,209	230,182	69,901
Less: net gains on equity warrant assets	53,766	26,506	13,395	30,865	37,561	93,667	107,213
Less: investment banking revenue	92,181	141,503	46,867	58,172	38,516	280,551	137,005
Less: commissions	16,257	16,918	16,022	15,534	12,275	49,197	40,812
Non-GAAP noninterest income, net of noncontrolling interests and net of net gains on investment securities, net gains on equity warrant assets, investment banking revenue and commissions	$195,465	$148,996	$179,914	$180,433	$175,880	$524,375	$516,652

GAAP total revenue	$1,075,323	$881,775	$826,071	$847,012	$814,653	$2,783,169	$2,471,068
Non-GAAP taxable equivalent revenue, net of noncontrolling interests, SVB Leerink, net of net gains on investment securities, net gains on equity warrant assets, investment banking revenue and commissions	$726,994	$665,765	$707,238	$716,959	$699,190	$2,099,998	$2,087,352

Operating efficiency ratio	45.66%	54.39%	48.37%	54.40%	48.04%	49.23%	46.15%
Non-GAAP core operating efficiency ratio	56.86	55.70	47.71	53.78	48.05	53.41	46.09

	Period-end balances at
Non-GAAP non-marketable and other equity securities, net of noncontrolling interests (Dollars in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
GAAP non-marketable and other equity securities	$1,547,363	$1,270,578	$1,200,595	$1,213,829	$1,150,094
Less: amounts attributable to noncontrolling interests	168,329	146,945	144,279	148,806	142,182
Non-GAAP non-marketable and other equity securities, net of noncontrolling interests	$1,379,034	$1,123,633	$1,056,316	$1,065,023	$1,007,912

	Period-end balances at
SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
GAAP SVBFG stockholders’ equity	$7,792,935	$7,319,373	$7,034,749	$6,470,307	$5,890,680
Less: preferred stock	340,138	340,138	340,138	340,138	—
Less: intangible assets	183,203	184,549	185,895	187,240	190,111
Tangible common equity	$7,269,594	$6,794,686	$6,508,716	$5,942,929	$5,700,569
GAAP total assets	$96,916,771	$85,730,985	$75,009,640	$71,004,903	$68,231,233
Less: intangible assets	183,203	184,549	185,895	187,240	190,111
Tangible assets	$96,733,568	$85,546,436	$74,823,745	$70,817,663	$68,041,122
Risk-weighted assets	$54,740,383	$49,682,026	$48,578,473	$46,577,485	$43,712,495
Tangible common equity to tangible assets	7.52%	7.94%	8.70%	8.39%	8.38%
Tangible common equity to risk-weighted assets	13.28	13.68	13.40	12.76	13.04

	Period-end balances at
Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Tangible common equity	$6,104,361	$5,821,224	$5,617,402	$5,034,095	$4,918,767
Tangible assets	$95,012,287	$84,214,926	$73,630,526	$69,563,817	$66,824,088
Risk-weighted assets	$51,742,795	$47,838,181	$46,839,951	$44,502,150	$41,597,959
Tangible common equity to tangible assets	6.42%	6.91%	7.63%	7.24%	7.36%
Tangible common equity to risk-weighted assets	11.80	12.17	11.99	11.31	11.82